Exhibit 10.6

PETROBRAS LITIGATION AWARD AGREEMENT1

Offshore Group Investment Limited

2016 Management Incentive Plan

This Award Agreement (this “Agreement”) is made as of the [●] day of [●] (the “Grant Date”) between Offshore Group Investment Limited (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the Offshore Group Investment Limited 2016 Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1. Petrobras Litigation Award.2 Subject to Participant’s execution of a joinder to the Shareholders Agreement, dated February 10, 2016 by and between the Company and the Shareholders (as defined therein), as amended and/or restated from time to time (or any successor agreement thereto), the Company hereby grants to Participant, as of the Grant Date, [                    ] restricted units of Stapled Securities, subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Restricted Shares”). The Restricted Shares shall be certificated with an applicable legend, and the Company shall retain such certificates until vested on the relevant Vesting Date (as defined below) of such Restricted Share. No fractional shares of Common Stock or fractional units of a Stapled Security shall be issued, and the value of any such fractional share or fractional unit, as applicable, shall be paid to Participant in cash at Fair Market Value.

Section 2. Vesting of the Restricted Shares. 25% of the Restricted Shares shall vest and become non-forfeitable on each of the first four anniversaries of the Effective Date (each, a “Vesting Date”), subject to Participant’s continuous Service from the Effective Date through the applicable Vesting Date unless otherwise provided in Section 3 below; provided that, if less than a full Stapled Security would vest on any Vesting Date, the number of Restricted Shares that shall vest on such Vesting Date shall be rounded up to the nearest whole number of Restricted Shares (with appropriate reductions made for future Vesting Dates, such that in no event shall the Participant receive more than the number of Restricted Shares specified in Section 1 hereof). For the avoidance of doubt, the term “Restricted Shares,” as used herein includes, without limitation, any Common Stock, cash, interest, property or other securities issued respect of, or pursuant to the terms of, such Restricted Shares, and all such shares of Common Stock, cash, property or other securities, shall be subject to the same vesting schedule provided for herein and shall be held by the Company by appropriate arrangements as determined by the Committee in good faith, to be delivered to the Participant only as and to the extent the same vest pursuant hereto. [For the avoidance of doubt, [                    ] of such shares are vested as of the Grant Date.]3

[1]	This agreement will be entered into at the time of the Petrobras judgment.
[2]	If the Petrobras Litigation Award is paid in cash, it will be subject to the same vesting conditions as provided herein and paid on such vesting dates. If no Stapled Securities are then outstanding (e.g., due to conversion), Award may be made in Common Stock (with appropriate removal or adjustment of Stapled Security-related language to instead refer to Common Stock).
[3]	If applicable.

Section 3. Termination of Service. Upon the occurrence of a termination of Participant’s Service, the Restricted Shares shall be treated as set forth below.

a)	Certain Terminations of Service. Upon the occurrence of a termination of Participant’s Service (i) by the Company without Cause, (ii) if Participant is a party to an employment agreement or offer letter with the Company that includes the concept, by Participant for “good reason,” “constructive termination,” or like term (as such term is defined in, and determined pursuant to, Participant’s employment agreement or offer letter with the Company), (iii) if Participant is a party to an employment agreement or offer letter with the Company that includes the concept, as a result of Participant’s “disability” (as such term is defined in, and determined pursuant to, Participant’s employment agreement or offer letter with the Company), or (iv) as a result of Participant’s death, all unvested and outstanding Restricted Shares shall immediately vest on the date of Participant’s termination of Service.

b)	Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 3(a), all unvested Restricted Shares shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4. Repurchase. The Company shall have the right, within six months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of Participant’s vested and non-forfeited Restricted Shares (and any Common Stock or other securities issued in respect, or pursuant to the terms, thereof) then held by Participant, at a price per share equal to the Fair Market Value thereof, measured as of the date of Participant’s termination of Service, (the “Repurchase Price”). The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the Restricted Shares so purchased, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that the Company’s payment of all or any portion of the Repurchase Price would violate applicable law or any instrument relating to the Company’s indebtedness, then any applicable Repurchase Price payments otherwise due during such period of prohibition or restriction will be paid by the Company as soon as reasonably practicable following the date that no such prohibitions or restrictions apply.

[Within three days of being notified by the Company of the Repurchase Price, Participant may request that the Company provide Participant with written calculations and backup data setting forth how the Fair Market Value was determined for the purposes of calculating the Repurchase Price. Within ten days of receiving the Company’s written calculations, Participant may provide the Committee with a written objection to such calculations. The Committee and Participant shall, for a period of ten days from the date of Participant’s written objection, negotiate in good faith to determine the appropriate calculations (the “Negotiation Period”). If by the end of the Negotiation Period the Committee and Participant are unable to agree Participant and the Committee shall jointly engage a nationally recognized independent appraiser mutually acceptable to Participant and the Committee (or, if the Committee and Participant cannot agree on such appraiser within five days following the Negotiation Period, then Participant and the Committee will each select an appraiser within ten days following the end of the Negotiation Period, which two appraisers will, within 15 days following the end of the Negotiation Period, select a third appraiser) (such retained or selected appraiser, the “Joint Appraiser”)) to resolve such dispute. The Joint Appraiser shall, within 30 days following its appointment, deliver its determination of the applicable valuation and the determinations made by the Joint Appraiser shall be final and binding. The Company shall bear all costs associated with the appraisal process described in this paragraph. Subject to compliance with Section 409A of the Code, any payment or action otherwise due or required in connection with the Restricted Shares shall be delayed, and shall not be due or required, until at least five days following the final determination of any dispute pursuant to this paragraph.]4

Upon and following the occurrence of an IPO, the Company’s right to repurchase Restricted Shares pursuant to this Section 4 shall be of no force or effect.

Section 5. Restrictions on Transfer. No Restricted Shares may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Shares shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Shares shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Shares, shall be null and void and without effect. All Restricted Shares shall be subject to the transfer restrictions and rights of the Company set forth in Section 13.1 of the Plan (with respect to securities laws limitations on transfers). Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Shares to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws. The restrictions set forth in this Section 5 (other than, for the avoidance of doubt, those arising under Section 13.1 of the Plan) shall not be applicable to any Restricted Shares that vest under the terms of this Agreement and the Plan after the occurrence of an IPO.

Section 6. Investment Representation. Upon any acquisition of the Restricted Shares at a time when there is not in effect a registration statement under the Securities Act relating to the units of Stapled Securities, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such Stapled Securities shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such Stapled Securities pursuant to an exemption from registration under the applicable securities laws.

[4]	To be included only for the top five executives.

Section 7. Lock-Up Period. Notwithstanding anything contained in this Agreement to the contrary, Participant shall not, without the consent of the Company, sell or otherwise transfer any Restricted Shares (or successor interests thereto received in connection with an IPO) for a period of time, as required by the underwriters in connection with an IPO. The Company may impose stop-transfer instructions and may stamp each stock certificate with a legend as the Company may consider reasonably appropriate under the circumstances to effectuate the foregoing restriction.

Section 8. Adjustments. The Restricted Shares granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 9. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 10. Rights as a Stockholder; Dividends. To the extent permitted by applicable law and any applicable indenture, Participant shall have the privileges of a stockholder or unit holder, as the case may be, of the Company with respect to the Restricted Shares, including without limitation any right to vote any Restricted Shares or to receive dividends in respect of shares, or other interest, payments or distributions in respect thereof or rights under the applicable stockholders agreement and to determine whether or not to participate in any offer to purchase PIK Notes made to holders of PIK Notes pursuant to the terms of the PIK Note Indenture; provided that any such dividends, interest or other payments under the PIK Note Indenture or otherwise, or other distributions shall be paid only on a deferred basis, if and when the underlying Restricted Shares vest.

Section 11. Construction. The Restricted Shares granted hereunder are granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Shares hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 12. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the choice of law principles thereof.

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16. Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Shares granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 17. Clawback. The Restricted Shares will be subject to recoupment in accordance with any existing clawback or recoupment policy, or clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback or recoupment policy that is generally applicable to employees or executives of the Company or required by applicable law will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 18. Non-Competition and Non-Solicitation. For the period during Participant’s Service and for a period of 12 months thereafter (the “Restricted Period”), in consideration of Participant’s receipt of Restricted Shares hereunder, Participant hereby agrees that:

a)

Non-Competition. While providing Service, Participant will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company or any of its Subsidiaries provides, and will not work for, in any capacity, assist, or became affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offer or performs services, or offers or provides products substantially similar to the services and products provided by the Company or any of its Subsidiaries. Following termination of Participant’s Service, during the Restricted Period, Participant will not, for any reason, within any market or country in which the Company or its Subsidiaries have operated assets or provided services, or formulated a plan to operate its assets or provide services during the last 12 months of Participant’s Service, engage in or contribute Participant’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Participant worked or with respect to which Participant had access to while providing Service. Notwithstanding the foregoing, nothing herein shall prohibit Participant from being a passive owner of not more than two percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries or Affiliates. In addition, nothing in this Section 19(a) shall be violated by Participant commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its Subsidiaries or Affiliates so long as Participant and such subsidiary, division or unit does not engage in (and does not assist, directly or indirectly, in engaging) a business in competition with the Company or any of its Subsidiaries or Affiliates. Participant shall be released from the restrictions and obligations set forth in this Section 19(a) upon the occurrence of any event described in subsections (i) or (ii) of a Qualified Liquidity Event.

b)	Non-Solicitation of Customers. During the Restricted Period, Participant will not solicit any business similar in nature to the services provided by the Company or any of its Subsidiaries from any customer or client or prospective customer or client with whom Participant dealt or solicited during the last twelve months of Participant’s Service (“Company Customers”). Notwithstanding the foregoing, the provisions of this Section 18(b) shall not be violated by general advertising or solicitation not primarily or specifically targeted at Company Customers.

c)	Non-Solicitation of Employees. During the Restricted Period, Participant shall not, either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company or any of its Subsidiaries to work for Participant or for another entity, firm, corporation, or individual (“Company Employee”). Notwithstanding the foregoing, the provisions of this Section 18(c) shall not be violated by (A) general advertising or solicitation not primarily or specifically targeted at Company Employees, or (B) Participant serving as a reference, upon request, for any Company Employees.

d)

Participant and the Company acknowledge that the covenants contained in this Section 18 are reasonable under the circumstances. Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Participant further acknowledges that the remedy at law available to the Company or its Subsidiaries for breach of any of Participant’s obligations under this Section 18 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company or its Subsidiaries may have at law, in equity or under this

Agreement, upon proof of Participant’s violation of any such provision of this Agreement, the Company or its Subsidiaries will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

Section 19. Confidential Information. Participant will not, except in Participant’s proper performance of Service or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its Subsidiaries, or authorize anyone else to do these things at any time either during or subsequent to Participant’s Service. This Section 19 shall continue in full force and effect after termination of Participant’s Service and after the termination of this Agreement. Participant shall continue to be obligated under this Section 19 not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. Participant’s obligations under this Section 19 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Participant conceives or develops, as well as matters Participant learns from other employees of the Company. Confidential information is defined to include, without limitation, information: (1) disclosed to or known by Participant as a consequence of or through his/her Service; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company or any of its Subsidiaries, and any information provided to the Company or any of its Subsidiaries by a third party under restrictions against disclosure or use by the Company or others. Nothing herein shall be construed to prevent disclosure of Confidential Information or proprietary information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and, to the extent permitted by law or legal process, Participant first notifies the Company to facilitate the Company seeking a protective order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, to the extent that such rules are applicable to the Company, or of any other whistleblower protection provisions of state or federal law or regulation which are applicable to the Company, or (ii) require notification or prior approval by the employer of any reporting described in clause (i).

Section 20. Non-Disparagement. Participant will not, while providing Service (other than in Participant’s good faith performance of Participant’s Service), or during the longer of (i) the three year period following Participant’s termination of Service or (ii) the period while any

Restricted Shares remain outstanding and unvested pursuant to Sections 2 and 3, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company or any of its Affiliates, or any of their respective Subsidiaries, or any of their respective officers, employees or directors. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Section 21. Certain Remedies. Participant hereby acknowledges that, in the event of Participant’s breach of any of the provisions of Sections 18-20, the Company will be entitled to pursue any of the remedies and rights available to it, at law or otherwise, including but not limited to the right to require that Participant forfeit any portion of the Restricted Shares (which forfeiture will not be deemed to limit any of the Company’s other rights or remedies).

Section 22. Tax Withholding. This Agreement and the Restricted Shares shall be subject to tax and/or other withholding in accordance with Section 13.4 of the Plan. Participant is hereby authorized to pay such tax by withholding from the Restricted Shares otherwise issuable upon the vesting of a Restricted Share a number of shares of Common Stock or units of Stapled Securities sufficient to satisfy the amount of any such withholding obligation.

Section 23. Section 83(b). Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares and, in such case, shall provide a copy of such election to the Company within 30 days of the Grant Date. Participant is advised to consult with Participant’s own tax advisors regarding the purchase and holding of the Restricted Shares, and the Company shall bear no liability for any consequence of Participant making and 83(b) election or failing to make an 83(b) election.

Section 24. Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter. Except as otherwise expressly set forth herein, the terms and conditions of the Restricted Shares will not be governed or affected by the terms of Participant’s employment agreement or offer letter, or any severance, change of control or similar agreement or policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

OFFSHORE GROUP INVESTMENT LIMITED

By:
Name:
Title:

PARTICIPANT

Name:
Date: